Exhibit 99.1

Alex Gorsky to Serve as Executive Chairman and Transition Role of Chief Executive Officer of Johnson & Johnson to Joaquin Duato, Effective January 3, 2022

New Brunswick, N.J. (August 19, 2021) – Johnson & Johnson (NYSE: JNJ) today announced that Mr. Alex Gorsky, currently Chairman and Chief Executive Officer, will serve as Executive Chairman of Johnson & Johnson and transition the Chief Executive Officer role to Mr. Joaquin Duato, currently Vice Chairman of the Company’s Executive Committee, effective January 3, 2022. Following the transition of the Chief Executive Officer role, Mr. Duato will also be appointed as a member of the Company’s Board of Directors.

“It has been an honor and privilege to lead this company as Chairman and CEO for nearly a decade, and I am pleased to serve as Executive Chairman to help oversee Johnson & Johnson’s ongoing progress improving the health of people and communities everywhere,” said Mr. Gorsky. “Over the course of my 30-year career at Johnson & Johnson, guided by Our Credo, I have witnessed the profound impact of the Company’s evolution and expansion of life- enhancing medicines. The past decade alone has been transformational for Johnson & Johnson as we dramatically increased investment in R&D, drove some of the most important global advances in healthcare, made significant strategic shifts across the business and delivered record performance. Most of all, I am humbled to lead our talented and dedicated team of 136,000 associates around the world, and I am immensely proud of how we have upheld the Company’s 134-year legacy of delivering solutions to address the world’s most urgent, unmet healthcare needs. The decision to step aside was one of the most difficult of my career. This is the right time for the Company as our organization is delivering strong performance across all three segments and is positioned for continued success, in addition to this being the right time for me personally as I focus more on my family due to family health reasons.”

Mr. Gorsky has served as Chairman and Chief Executive Officer of Johnson & Johnson since 2012. During his tenure, Mr. Gorsky has overseen a more than 60% increase in R&D investments to $12 billion in 2020, making Johnson & Johnson one of the industry’s top investors in research and development, as well as hundreds of acquisitions and partnerships that contributed to the Company’s growth across its three segments and an increase in adjusted earnings per share of approximately 85% based on 2021 guidancei. A primary focus of R&D investment under Mr. Gorsky’s leadership has been oncology, with the Company’s sales in this area growing from approximately $2 billion in 2011 to over $12 billion in 2020, while acquisitions have included Actelion, the largest in the Company’s history, which significantly expanded Johnson & Johnson’s Pharmaceutical segment portfolio of rare-disease treatments. Mr. Gorsky has also led the Company in transforming its Medical Devices business with a focus on electrophysiology, surgery, orthopaedics, vision care, and robotic and digital surgery, as well as shaping the Consumer Health portfolio with its strongholds in Self Care and Skin Health and foundation in Essential Health. As part of the Company’s commitment to serving more than a billion patients each day, Mr. Gorsky has overseen Johnson & Johnson’s significant breakthroughs in vaccine programs, including the deployment of the Ebola and development of the HIV vaccine regimens, and most recently, the development of the first single-shot COVID-19 vaccine, which has meaningfully contributed to the global fight against the pandemic. Mr. Gorsky has also promoted a more diverse and inclusive culture, serving as the driving force behind many of Johnson & Johnson’s DE&I initiatives, including its $100 million pledge to fight health inequities for communities of color in the U.S. Under Mr. Gorsky’s leadership, the Company has delivered exceptional financial performance, with its market capitalization growing from nearly $180 billion to more than $470 billion as the share price increased over 170%.

“I have the utmost confidence in Joaquin to lead Johnson & Johnson as the Company’s next CEO,” continued Mr. Gorsky. “Over our more than 25 years of working together, he has always demonstrated a passion for solving complex medical and business challenges. In addition to driving accelerated growth and profitability in our Pharmaceutical and Consumer Health businesses, in his most recent role of Vice Chairman of the Executive Committee, Joaquin helped guide our enterprise strategic planning process, encompassing all three of the Company’s business segments, and was responsible for spearheading a significant technology transformation across the enterprise over the past year. Notably, he also oversaw the Company’s rapid response to the COVID-19 pandemic and led coordination of global initiatives to safeguard the health of employees and ensure business and supply chain continuity. I look forward to working closely with Joaquin in my role as Executive Chairman to help write Johnson & Johnson’s next chapter.”

“I am honored to serve as Johnson & Johnson’s next CEO,” said Mr. Duato. “Our Company has an unmatched healthcare platform: we are a global pharmaceutical leader with a robust pipeline of transformational and innovative medicines, our Medical Device business is at the forefront of applying cutting-edge technology to deliver physician and patient-centric products and solutions and our Consumer Health business continues to evolve its portfolio of iconic heritage brands and innovative growth brands. As the world continues to face significant health challenges, including the ongoing pandemic, I am inspired by Johnson & Johnson’s opportunity to play a key role in meaningfully improving the global trajectory of human health.”

Mr. Duato added, “I have had the pleasure of working closely with Alex for many years and thank him for his outstanding leadership. I am pleased that I will continue to benefit from his guidance and insights moving forward. Above all I am excited to be leading the best team in the industry, and I am confident that we will continue to be guided by Our Credo in everything we do.”

Anne Mulcahy, Lead Independent Director, said, “Our Board of Directors has engaged in thoughtful long-term succession planning, and today’s announcement demonstrates the strength of that process as well as our depth of talent at the executive management level to drive the Company’s continued growth and success. Joaquin has played a critical role in driving the transformation of our Pharmaceutical business into a global powerhouse, and since taking on the role of Vice Chairman of the Executive Committee in 2018, he has collaborated with the Consumer Health leadership team to deliver enhanced growth and profitability. He is deeply committed to the Company’s mission and has shown his ability to effectively lead, collaborate and create value. We are confident that Joaquin is uniquely qualified and the right person to lead Johnson & Johnson into the future.”

Ms. Mulcahy continued, “On behalf of the Board, I am deeply grateful to Alex for his enormous contributions to Johnson & Johnson over more than three decades. Through his tenure as Chairman and CEO, he has led an evolution of the Company’s portfolio of businesses and remarkable growth of the Pharmaceutical, Medical Device and Consumer Health segments. Not only has he been a visionary and transformational leader of Johnson & Johnson, but his influence has shaped both the healthcare landscape and the greater business community. His longtime advocacy of diversity, equity and inclusion and veterans’ issues has inspired us all, and his work as a member of the boards of the Business Council and the Business Roundtable has helped to promote a stronger and more ethical business environment. We deeply respect Alex’s decision to focus on his family’s health, and appreciate his ongoing commitment to Johnson & Johnson through his role as Executive Chairman as we all support this leadership transition and continue to position the Company as a global leader in healthcare.”

About Alex Gorsky
As Chairman and Chief Executive Officer of Johnson & Johnson, Mr. Gorsky is one of just seven leaders who have served in the dual role since the Company was listed on the New York Stock Exchange in 1944. Mr. Gorsky began his Johnson & Johnson career as a sales representative with Janssen Pharmaceuticals in 1988. Over the next three decades, he advanced through positions of increasing responsibility in sales, marketing, and management in the U.S. In 2003, he was promoted to Company Group Chairman of Johnson & Johnson’s pharmaceuticals business in Europe, the Middle East and Africa. Mr. Gorsky then left the Company in 2004 to join Novartis Pharmaceuticals Corporation, where he served as head of the North American pharmaceuticals business before returning to Johnson & Johnson in 2008 as Company Group Chairman and Worldwide Franchise Chairman for Ethicon in the medical devices business. In 2009, Mr. Gorsky was appointed Worldwide Chairman of the Surgical Care Group and to the Johnson & Johnson Executive Committee. In 2012, he was appointed CEO and Chairman.

Outside Johnson & Johnson, Mr. Gorsky’s influence has shaped both the healthcare landscape and the greater business community through his roles as Chair of the Business Roundtable Corporate Governance Committee and a member of the Business Council Executive Committee. Among other accolades, Mr. Gorsky has received the Ripple of Hope Award by Robert F. Kennedy Human Rights

(2017), the MLK Remembrance Award by the African American Leadership Council ERG (2018), and the BENS Eisenhower Award for outstanding contributions to our country (2021). In each of the years during Mr. Gorsky’s tenure as Chief Executive Officer, Johnson & Johnson has been featured in the list of Fortune’s Most Admired Companies. Mr. Gorsky is longtime advocate of diversity, equity and inclusion and supporter of veterans’ issues, and currently sits on the Board of Directors of the Travis Manion Foundation. In addition, he is a member of the Board of Directors of IBM and the Wharton School of Business Board of Overseers. After completing his undergraduate education at the U.S. Military Academy at West Point, NY, Mr. Gorsky served six years in the Army, earning the rank of captain, the Ranger tab and Airborne wings. He earned his MBA from the Wharton School of the University of Pennsylvania in 1996.

About Joaquin Duato
Mr. Duato’s 30-plus year career at Johnson & Johnson has spanned multiple business sectors, geographies and functions. As Vice Chairman of the Executive Committee, he provides strategic direction for the Pharmaceutical and Consumer Health sectors and oversees the Global Supply Chain, Technology and Health & Wellness teams. As a dual citizen of Spain and the United States, Mr. Duato’s international perspective and global lens gives him a deep appreciation of diverse thoughts and opinions. He is a past chair of PhRMA, and sits on the boards of UNICEF USA, Tsinghua University School of Pharmaceutical Sciences and the Hess Corporation. As the current executive sponsor of Johnson & Johnson’s African Ancestry Leadership Council, Mr. Duato is committed to nurturing a diverse, equitable and inclusive workplace — work recognized by the Healthcare Businesswomen’s Association in 2017 when he received the Honorable Mentor award. He earned an MBA from ESADE in Barcelona, Spain, and a Master of International Management from Thunderbird in Phoenix, Arizona.

About Johnson & Johnson
At Johnson & Johnson, we believe good health is the foundation of vibrant lives, thriving communities and forward progress. That’s why for more than 130 years, we have aimed to keep people well at every age and every stage of life. Today, as the world’s largest and most broadly- based health care company, we are committed to using our reach and size for good. We strive to improve access and affordability, create healthier communities, and put a healthy mind, body and environment within reach of everyone, everywhere. We are blending our heart, science and ingenuity to profoundly change the trajectory of health for humanity.

Cautions Concerning Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things: future operating and financial performance, product development, market position and business strategy. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to: risks related to the impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response, material delays and cancellations of medical procedures, supply chain disruptions and other impacts to the business, or on the Company’s ability to execute business continuity plans, as a result of the COVID-19 pandemic, economic factors, such as interest rate and currency exchange rate fluctuations; competition, including technological advances, new products and patents attained by competitors; challenges inherent in new product research and development, including uncertainty of clinical success and obtaining regulatory approvals; uncertainty of commercial success for new and existing products; challenges to patents; the impact of patent expirations; the ability of the Company to successfully execute strategic plans; the impact of business combinations and divestitures; manufacturing difficulties or delays, internally or within the supply chain; product efficacy or safety concerns resulting in product recalls or regulatory action; significant adverse litigation or government action, including related to product liability claims; changes to applicable laws and regulations, including tax laws and global health care reforms; trends toward health care cost containment; changes in behavior and spending patterns of purchasers of health care products and services; financial instability of international economies and legal systems and sovereign risk; increased scrutiny of the health care industry by government agencies. A further list and descriptions of these risks, uncertainties and other factors can be found in Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 3, 2021 including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” in the Company’s most recently filed Quarterly Report on Form 10-Q and the Company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Any forward-looking statement made in this release speaks only as of the date of this release. Johnson & Johnson does not undertake to update any forward-looking statement as a result of new information or future events or developments.
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Press Contacts:		Investor Contacts:

Jake Sargent	Christina Chan	Lisa Romanko	Jennifer McIntyre
(732) 524-1090	(732) 524-6297	(732) 524-2034	(732) 524-3922
JSargen3@its.jnj.com	cchan20@its.jnj.com

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i Non-GAAP measure excludes amortization expense and special items; refer to the Company’s second quarter 2021 financial results announcement issued July 21, 2021